PROSPECTUS SUPPLEMENT                                       FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JULY 28, 1999)                               REGISTRATION NO. 333-75561

                                 SEPRACOR INC.
                                ---------------

                        $300,000,000 PRINCIPAL AMOUNT OF
                     7% CONVERTIBLE SUBORDINATED DEBENTURES
                                    DUE 2005
                               ------------------

                        2,402,402 SHARES OF COMMON STOCK
                           $0.10 PAR VALUE PER SHARE

    The information in this prospectus supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the prospectus. The information set forth under the caption "Selling Securityholders" in the prospectus is supplemented as follows:

                            SELLING SECURITYHOLDERS

    We originally sold the debentures on December 15, 1998 to Morgan Stanley Dean Witter and Salomon Smith Barney. These initial purchasers of the debentures have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledges, donees or successors, may from time to time offer and sell any or all of the debentures and/or shares of the common stock issuable upon conversion of the debentures pursuant to this prospectus.

    The debentures and the shares of common stock issuable upon conversion of the debentures have been registered pursuant to the registration rights agreement. Pursuant to the registration rights agreement, we are required to file a registration statement with regard to the debentures and the shares of our common stock issuable upon conversion of the debentures and to keep the registration statement effective until the earlier of:

    (1) the sale of all the securities registered pursuant to the registration rights agreement, and

    (2) the expiration of the holder period applicable to these securities under Rule 144(k) under the Securities Act or any successor provision.

    The selling securityholders may choose to sell debentures and/or the shares of common stock issuable upon conversion of the debentures from time to time. See "Plan of Distribution."

    The following table sets forth:

    (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of debentures and/or shares of common stock issuable upon conversion of the debentures pursuant to the registration statement,

    (2) the principal amount of the debentures and the number of shares of our common stock issuable upon conversion of the debentures which they may sell from time to time pursuant to the registration statement, and

    (3) the amount of outstanding debentures and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the debentures.

    To our knowledge, no selling securityholder nor any of its affiliates had held any position or office with, been employed by or otherwise has had any material relationship with Sepracor or Sepracor's affiliates, during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

    The information contained under the column heading "Shares That May be Sold" assumes conversion of full amount of the debentures held by the holder at the adjusted rate of $62.4375 in principal amount of the debentures per share of the common stock.

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Aloha Airlines Non-Pilots
  Pension Trust.................    $   250,000        $   250,000         4,004                0
Aloha Airlines Pilots Retirement
  Trust.........................        125,000            125,000         2,002                0
Aloha Airlines Non-Pilots
  Pension Trust.................        185,000            185,000         2,962                0
Amoco Corporation Master Trust
  for Employee Pension Plans....      2,962,000          2,962,000        47,439                0
Arkansas Teachers Retirement....      3,605,000          3,605,000        57,737                0
Associated Electric & Gas
  Insurance Services Limited....      1,200,000          1,200,000        19,219                0
Baptist Health of South
  Florida.......................        368,000            368,000         5,893                0
Bank of America.................        250,000            250,000         4,004                0
Bankroft Convertible Fund,
  Inc...........................      1,000,000          1,000,000        16,016                0
Bear Stearns & Co...............      4,000,000          4,000,000        64,064                0
Boston Museum of Fine Arts......        255,000            255,000         4,084                0
Boulder II Limited..............        150,000            150,000         2,402                0
Boulder Capital Inc.............        358,000            358,000         5,733                0
BNP Arbitrage SNC...............         50,000             50,000           800           24,850
BTES Convertible Arb............      2,300,000          2,300,000        36,836                0
CA Public Employees' Retirement
  System........................      9,000,000          9,000,000       144,144                0
Castle Convertible Fund, Inc....        250,000            250,000         4,004                0
C&H Sugar Company, Inc..........        300,000            300,000         4,804                0
Capital Market Transactions
  Inc...........................      4,000,000          4,000,000        64,064                0
Chrysler Corporation Master
  Retirement Trust..............      5,665,000          5,665,000        90,730                0
CIBC World Markets International
  Equity Arbitrage..............      1,000,000          1,000,000        16,016                0
Citizens Security Life Ins.
  Co............................      1,000,000          1,000,000        16,016                0
CNA Income Shares, Inc..........        750,000            750,000        12,012                0
Continental Assurance Company...      5,200,000          5,200,000        83,283                0
Declaration of Trust for the
  Defined Benefit Plans of ICI
  American Holdings Inc.........      1,050,000          1,050,000        16,816                0
Declaration of Trust for the
  Defined Benefit Plans of
  Zeneca Holdings Inc...........        710,000            710,000        11,371                0
Delaware PERS...................      1,575,000          1,575,000        25,225                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Delaware State Employees'
  Retirement Fund...............      1,430,000          1,430,000        22,902                0
Delta Air Lines Master Trust....      2,495,000          2,495,000        39,959                0
Deutsche Bank Securities........     29,000,000         29,000,000       464,464                0
Dunham & Associates III.........        216,000            216,000         3,459                0
Ellsworth Convertible Growth and
  Income Fund, Inc..............      1,000,000          1,000,000        16,016                0
Engineers Joint Pension Fund....        694,000            694,000        11,115                0
Family Service Life Insurance
  Company.......................        600,000            600,000         9,609                0
GCG Trust Fully Managed                 215,000            215,000         3,443                0
Goldman Sachs and Company.......      2,545,000          2,545,000        40,760                0
Grenfell, Gabrielle.............         50,000             50,000           800                0
Greyhound Lines.................        100,000            100,000         1,601                0
Hamilton Partners Limited.......      2,000,000          2,000,000        32,032                0
Hawaiian Airlines Employees
  Pension Plan--IAM.............        200,000            200,000         3,203                0
Hawaiian Airlines Pension Plan
  for Salaried Employees........         50,000             50,000           800                0
Hawaiian Airlines Pilots
  Retirement Plan...............        275,000            275,000         4,404                0
Highbridge Capital
  Corporation...................      7,000,000          7,000,000       112,112                0
Hotel Union & Hotel Industry of
  Hawaii........................        290,000            290,000         4,644                0
ICI American Holdings Trust.....      1,730,000          1,730,000        27,707                0
Island Holdings.................         20,000             20,000           320                0
Jackson Investment Fund Ltd.....      2,000,000          2,000,000        32,032                0
Jeffries & Company Inc..........          8,000              8,000           128                0
J.M. Hull Associates, L.P.......        250,000            250,000         4,004                0
J.P. Morgan Securities Inc......      6,000,000          6,000,000        96,096                0
Julius Baer Securities..........        675,000            675,000        10,810                0
J.W. McConnell Family
  Foundation....................        400,000            400,000         6,406                0
Kapiolani Health................         50,000             50,000           800                0
Kapiolani Medical Center........        400,000            400,000         6,406                0
Klesius, Michael and Judith.....         50,000             50,000           800                0
LDG Limited.....................        250,000            250,000         4,004                0
Lehman Brothers Inc.............      1,800,000          1,800,000        28,828                0
Lincoln National Convertible
  Securities Fund...............      1,500,000          1,500,000        24,024                0
Lipper Convertibles L.P.........      2,000,000          2,000,000        32,032                0
Lipper Convertibles Series II,
  L.P...........................      3,000,000          3,000,000        48,048                0
Lipper Offshore Convertibles,
  L.P...........................      3,000,000          3,000,000        48,048                0
Mag & Co., as Nominee for
  Fidelity Financial Trust:
Fidelity Convertible Securities
  (1)...........................     11,000,000         11,000,000       176,176                0
MainStay Convertible Fund.......      3,000,000          3,000,000        48,048              500
Major League Baseball...........      2,700,000          2,700,000        43,243                0
Merrill Lynch Pierce Fenner and
  Smith Inc.....................      1,372,000          1,372,000        21,973                0
MFS Convertible Securities
  Fund..........................          5,000              5,000            80                0
Minnesota Power Inc.............      2,000,000          2,000,000        32,032                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
Morgan Stanley Dean Witter......     41,005,000         41,005,000       656,736                0
Morgan Stanley Dean Witter
  Convertible Securities
  Trust.........................      1,000,000          1,000,000        16,016                0
Motion Picture Industry Health
  Plan-Active Member Fund.......        645,000            645,000        10,330                0
Motion Picture Industry Health
  Plan-Retiree Member Fund......        330,000            330,000         5,285                0
Museum of Fine Arts, Boston.....         82,000             82,000         1,313                0
Nalco Chemical Company..........        350,000            350,000         5,605                0
New Hampshire Retirement
  System........................        489,000            489,000         7,831                0
Nicholas Applegate Convertible
  Fund..........................      6,920,000          6,920,000       110,830                0
OCM Convertible Limited
  Partnership...................        165,000            165,000         2,642                0
OCM Convertible Trust...........      2,910,000          2,910,000        46,606                0
Ohio Nat'l Fd, Inc. Capital
  Apprec........................        240,000            240,000         3,843                0
ONEX Industrial Partners
  Limited.......................        350,000            350,000         5,605                0
Paloma Securities LLC...........        250,000            250,000         4,004                0
Parker-Hannifin Corporation.....        102,000            102,000         1,633                0
Paloma Strategic Securities
  Limited.......................        250,000            250,000         4,004                0
Partner Reinsurance Company
  Ltd...........................        640,000            640,000        10,250                0
Pebble Capital Inc..............        142,000            142,000         2,274                0
Pell Rudman Trust Co., N.A......      1,375,000          1,375,000        22,022                0
Penn Series Funds,
  Inc.--Flexibility Managed Fund      1,625,000          1,625,000        26,026                0
Pepperdine University PoolA#1...         95,000             95,000         1,521                0
Physicians Life.................        640,000            640,000        10,250                0
ProMutual.......................        305,000            305,000         4,884                0
Putnam Balanced Retirement
  Fund..........................        231,000            231,000         3,699                0
Putnam Convertible Income-
  Growth Trust..................      5,154,000          5,154,000        82,546                0
Putnam Convertible Opportunities
  and Income Trust..............        236,000            236,000         3,779                0
Putnam High Income Convertible
  and Bond Fund.................        750,000            750,000        12,012                0
Queens Health Plan..............         80,000             80,000         1,281                0
Raytheon Company Master Pension
  Trust.........................      2,660,000          2,660,000        42,602                0
Rhone-Poulenc Rorer Pension
  Plan..........................         83,000             83,000         1,329                0
Robertson Stephens..............      2,000,000          2,000,000        21,649                0
Sage Capital....................      1,600,000          1,600,000        25,625                0
Salomon Smith Barney............      1,075,000          1,075,000        17,217                0
San Diego City Retirement.......      1,942,000          1,942,000        31,103                0
S.G. Cowen Securities
  Corporation...................      3,000,000          3,000,000        48,048                0
San Diego County Convertible....      5,649,000          5,649,000        90,474                0
Smith Barney Premium Total
  Return Fund...................     10,000,000         10,000,000       160,160                0
Southern Farm Bureau Life
  Insurance--FRIC...............        875,000            875,000        14,014                0
Starvest Combined Portfolio.....        250,000            250,000         4,004                0
Starvest Managed Portfolio......        145,000            145,000         2,322                0

                                   AMOUNT OF 7%       AMOUNT OF 7%                       SHARES OF
                                  DEBENTURES THAT   DEBENTURES OWNED   SHARES THAT   COMMON STOCK OWNED
NAME                                MAY BE SOLD     BEFORE OFFERING    MAY BE SOLD    BEFORE OFFERING
----                              ---------------   ----------------   -----------   ------------------
State Employees' Retirement Fund
  of the State of Delaware......      1,985,000          1,985,000        31,791                0
State of Connecticut Combined
  Investment Funds..............      6,810,000          6,810,000       109,069                0
State of Oregon Equity..........      7,875,000          7,875,000       126,126                0
Summers Hill Global Partners
  L.P...........................        125,000            125,000         2,002                0
Taunus Enterprises Ltd..........        300,000            300,000         4,804                0
The Guardian Life Insurance
  Company of America............     10,800,000         10,800,000       172,972                0
The Guardian Pension Trust......        600,000            600,000         9,609                0
The Shelby Fund.................        500,000            500,000         8,008                0
TQA Arbitrage Fund, L.P.........      1,150,000          1,150,000        18,418                0
TQA Leverage Fund, L.P..........      1,800,000          1,800,000        28,828                0
TQA Vantage Fund, Ltd...........      4,200,000          4,200,000        67,267                0
TQA Vantage Plus Fund, Ltd......        500,000            500,000         8,008                0
The TCW Group, Inc..............     29,750,000         29,750,000       476,476                0
Tracor Inc., Employee Retirement
  Plan..........................        145,000            145,000         2,322                0
Transamerica Insurance
  Corporation of California.....      3,000,000          3,000,000        48,048                0
Transamerica Life Insurance &
  Annuity Company...............     12,000,000         12,000,000       192,192                0
University of Rochester.........         78,000             78,000         1,249                0
Vanguard Convertible Securities
  Fund, Inc.....................      4,020,000          4,020,000        64,384                0
Viacom Pension Plan Master
  Trust.........................         50,000             50,000           800                0
Wake Forest University..........      1,515,000          1,515,000        24,264                0
Zeneca Holdings Trust...........      1,390,000          1,390,000        22,262                0

------------------------

(1) The entity is either an investment company or portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company, or FMR Co. FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment industry advisory services to each of the Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. owns 10.34% of Sepracor's outstanding common stock. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation.

          The date of this Prospectus Supplement is October 20, 2000.